FIRST Amendment to Employment Agreement

This First Amendment to Employment Agreement (the “Amendment”) is dated as of January 23, 2023, between Sotherly Hotels Inc., a Maryland corporation (the “Company” or the “Employer”), and Anthony E. Domalski (the “Executive”) and amends that certain Employment Agreement dated January 1, 2018, between the Company and the Executive (the “Employment Agreement”). The Company and Executive are sometimes collectively referred to herein as the “Parties”.

WITNESSETH

WHEREAS, the Parties desire to amend the Employment Agreement to modify certain provisions therein.

NOW THEREFORE, in consideration of the agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Section 1. Section 2 of the Employment Agreement is hereby amended to read in its entirety as follows:

Commencement Date; Term. Employment of Executive shall continue on the terms herein from and after January 1, 2018 (the “Commencement Date”) and shall continue during the period ending on December 31, 2027, unless terminated prior to such date pursuant to Section 6 hereof. Following December 31, 2027, the term of the Agreement shall be extended for an additional year, on each anniversary of the Commencement Date, unless either party gives 180 days prior written notice that the term will not be extended (the “Employment Term”). The Employment Term shall terminate upon any termination of the Executive’s employment pursuant to Section 6 hereof.

Section 2. The following sentence is hereby added to the end of Section 3(c) of the Employment Agreement:

On the date of execution of this Amendment, Executive shall be granted a “2023 Restricted Stock Grant” of 34,000 shares of common stock in the Company. The 2023 Restricted Stock Grant shall vest in equal amounts of 6,800 shares of Company common stock over a five-year period on March 31 of each year commencing March 31, 2023 and ending March 31, 2027. The shares of common stock in the 2023 Restricted Stock Grant shall be divisible pro-rata by any forward or reverse splits of the Company’s common stock. In the event that Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, any remaining unvested shares of the 2023 Restricted Stock Grant shall be forfeited and canceled.

Section 3. Remainder of Employment Agreement. Except as set forth in this Amendment, the provisions of the Employment Agreement remain in full force and effect without change, amendment, modification or waiver.

Section 4. References. From and after the date of this Amendment, all references to the Employment Agreement shall be deemed to be references to the Employment Agreement as amended by this Amendment.

Section 5. Counterparts. This Amendment may be executed in several facsimile or electronic counterparts,

each of which shall be an original and all of which constitute one and the same instrument.

Section 6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to conflict of laws principles.

Section 7. Necessary Authorization. Each Party represents and warrants that it has the necessary corporate and/or legal authority to enter into this Amendment and that individuals executing this Amendment have been duly authorized to do so and that such execution creates a valid, binding, and legally enforceable obligation of each Party.

[signatures follow on next page]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the date first above written.

SOTHERLY HOTELS INC.

By:___/s/ David R. Folsom_______________

Name: David R. Folsom

Title: President & CEO

EXECUTIVE

By:___/s/ Anthony E. Domalski___________

Name: Anthony E. Domalski

Title: Secretary and Chief Financial Officer